UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CBAK ENERGY TECHNOLOGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 29, 2025

To the Stockholders of CBAK Energy Technology, Inc.:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of CBAK Energy Technology, Inc., a Nevada corporation (the “Company”) that will be held on Monday, December 29, 2025, at 10:00 a.m., local time, at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, China 116450.

We are now filing this proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in order to provide the disclosures required by the rules and regulations of the SEC in connection with the Annual Meeting, which will be held for the following purposes:

1.	To elect five (5) persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.	To ratify the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on November 10, 2025 (the “Record Date”) are entitled to notice and to vote at the Annual Meeting and any adjournment or postponement thereof.

It is important that your shares are represented at the Annual Meeting. We urge you to review the attached Proxy Statement and, whether or not you plan to attend the Annual Meeting in person, please vote your shares promptly by casting your vote via the Internet or, if you receive a full set of proxy materials by mail or request one be mailed to you, and prefer to mail your proxy or voter instructions, please complete, sign, date, and return your proxy or vote instruction form in the pre-addressed envelope provided, which requires no additional postage if mailed in the United States. You may revoke your vote by submitting a subsequent vote over the Internet or by mail before the Annual Meeting, or by voting in person at the Annual Meeting.

If you plan to attend the Annual Meeting, please notify us of your intentions. This will assist us with meeting preparations. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please follow the instructions contained in the Notice of Internet Availability of Proxy Materials that is being mailed to you and any other information forwarded to you by your broker, trust, bank, or other holder of record to obtain a valid proxy from it. This will enable you to gain admission to the Annual Meeting and vote in person.

By Order of the Board of Directors,

/s/ Zhiguang Hu
Chief Executive Officer

November 14, 2025

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE VIA THE INTERNET, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES AT THE ANNUAL MEETING, YOU MAY DO SO AT ANY TIME PRIOR TO THE CLOSING OF THE POLLS AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to Be Held on December 29, 2025:

The Notice of Annual Meeting of Stockholders and Proxy Statement are available at https://onlineproxyvote.com/CBAT/2025

i

CBAK ENERGY TECHNOLOGY, INC.

BAK Industrial Park,

Meigui Street, Huayuankou Economic Zone,

Dalian City, China 116450

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being furnished with respect to the solicitation of proxies by the Board of Directors of CBAK Energy Technology, Inc., a Nevada corporation (the “Company” or “we”), for the Company’s Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting is to be held at 10:00 a.m., local time, on Monday, December 29, 2025, and at any adjournment(s) or postponement(s) thereof, at the principal executive offices of the Company, located at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, China 116450.

The approximate date on which the Proxy Statement and the accompanying notice and form of proxy are intended to be sent or made available to stockholders is on or about November 14, 2025.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned shares of Company common stock, par value $0.001 per share (the “Common Stock”) at the close of business on November 10, 2025 (the “Record Date”). You have been sent this Proxy Statement and the enclosed proxy because the Company is soliciting your proxy to vote your shares of Common Stock at the Annual Meeting on the proposals described in this Proxy Statement.

What proposals will be voted at the Annual Meeting?

The following proposals will be voted on at the Annual Meeting:

(1)	The election of five (5) persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office (Proposal 1);

(2)	The ratification of the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2);

We will also consider any other business that properly comes before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their judgment.

What are the recommendations of the Board of Directors?

Our Board of Directors unanimously recommends that you vote:

(1)	“For” the election of the nominated directors (Proposal 1);

(2)	“For” the ratification of the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2);

Will there be any other items of business on the agenda?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Those persons intend to vote that proxy in accordance with their judgment. If for any reason any of the nominees are not available as candidates for director, and our Board of Directors has not reduced the authorized number of directors on our Board of Directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Who is entitled to vote at the Annual Meeting?

All owners of our Common Stock as of the close of business on the Record Date are entitled to vote their shares of Common Stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 88,645,836 shares of Common Stock are outstanding and eligible to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with the Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we encourage you to vote either by Internet or by filling out and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as a proposal to ratify an independent registered public accounting firm (Proposal 2). However, absent instructions from the beneficial owners of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as Proposal 1. We strongly encourage you to vote.

How do I vote?

Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented.

You may vote using any of the following methods:

●	By Internet. You may vote by using the Internet in accordance with the instructions provided on the Notice of Internet Availability of Proxy Materials. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

●	By Mail. Stockholders of record of Common Stock as of the Record Date may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the five nominees to the Board of Directors (Proposal 1), and “FOR” the ratification of ARK Pro CPA & Co as our independent registered public accounting firm for our fiscal year ending December 31, 2025 (Proposal 2). Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

●	In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by the Internet, you may revoke your proxy with a later Internet proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Who may attend the Annual Meeting?

All stockholders that were stockholders of the Company as of the Record Date, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should obtain a legal proxy from the broker, bank or nominee that holds your shares to ensure your admission.

What constitutes a quorum and how will votes be counted?

The Annual Meeting will be held if a quorum, consisting of thirty-three and one-third percent (33-1/3%) of the outstanding shares of Common Stock entitled to vote as of the Record Date, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted for purposes of determining a quorum.

A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on routine corporate matters, such as the ratification of the appointment of ARK Pro CPA & Co as our independent registered public accounting firm for our fiscal year ending December 31, 2025 (Proposal 2) without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting or any postponement or adjournment of the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and the effect of a broker non-vote varies depending on the vote required with respect to an individual proposal.

How are proxies being solicited and who will pay for the solicitation of proxies?

This proxy solicitation is being made by the Company on behalf of the Board of Directors of the Company and will be paid for by the Company. We will reimburse brokerage firms, banks and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and regular employees personally or by telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for such services.

I am a stockholder, and I only received a copy of the Notice of Internet Availability of Proxy Materials (“Notice”) in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules of the SEC, we may furnish proxy materials, including this Proxy Statement, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, these proxy materials, stockholders may contact:

Corporate Secretary

CBAK Energy Technology, Inc.

BAK Industrial Park,

Meigui Street, Huayuankou Economic Zone,

Dalian City, China 116450

Telephone: 86-411-39185985; Fax: 86-411-39185980

E-mail: ir@cbak.com.cn

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Whom should I contact with other questions?

You may obtain information from us by making a request by telephone or in writing at the address of our Corporate Secretary set forth above.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to Be Held on December 29, 2025:

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2024 Annual Report are available at https://onlineproxyvote.com/CBAT/2025

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us with respect to the beneficial ownership of the Company’s common stock as of the close of business on the Record Date for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each named executive officer, (iii) each of our directors and nominees, and (iv) all of our named executive officers and directors as a group:

	Amount and Nature of Beneficial Ownership (1)
Names of Management and Names of Certain Beneficial Owners (1)	Number (2)	Percent (3)
Officers and Directors
Zhiguang Hu (4)	56,138	*
J. Simon Xue (5)	55,000	*
Martha C. Agee (5)	75,000	*
Jianjun He (5)	75,000	*
Xiangyu Pei (6)	392,983	*
Jiewei Li(7)	24,000	*
All executive officers and directors as a group (6 persons)	678,121	*
Principal Stockholders
Yunfei Li (5) (6) (8) (10)	11,135,871	12.56%

*	Denotes less than 1% of the outstanding shares of common stock.

(1)	The number of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right (a “Presently Exercisable” security). Including those shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

(2)	Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

(3)	A total of 88,645,836 shares of common stock are considered to be outstanding on the Record Date. For each beneficial owner above, any Presently Exercisable securities of such beneficial owner have been included in the denominator, pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

(4)

On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Zhiguang Hu an aggregate of 15,000 restricted share units of the Company’s common stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively.

Includes a total of 22,500 outstanding options. On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Zhiguang Hu an aggregate of 30,000 options to purchase common stock. The options vest in four equal installments semi-annually with the first installment (7,500) vesting on June 30, 2024, the second installment (7,500) vesting on December 31, 2024 and the third installment (7,500) vesting on June 30, 2025.

(5)	On April 11, 2023, pursuant to the 2015 Plan, each of our independent directors was granted 10,000 restricted share units, or RSUs, of the Company’s common stock, which vested in two equal installments on June 30 and December 31, 2023, respectively. On the same date, each of our independent directors was granted an option to purchase 20,000 shares of common stock, which vest in four equal installments semi-annually with the first installment (5,000) vesting on June 30, 2024, the second installment (5,000) vesting on December 31, 2024 and the third installment (5,000) vesting on June 30, 2025.

(6)

On April 19, 2016, Ms. Pei was granted 50,000 restricted shares under the 2015 Plan. Such shares vest semi-annually in 6 equal installments over a three-year period with the first vesting on December 31, 2016. On August 23, 2019, pursuant to the 2015 Plan, the Company granted Ms. Pei an aggregate of 180,000 restricted share units of the Company’s common stock. The share units vest semi-annually in 6 equal installments over a three-year period with the first vesting on September 30, 2019.

On April 11, 2023, pursuant to the 2015 plan, the Company granted Ms. Xiangyu Pei an aggregate of 50,000 restricted share units of the Company’s common stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively.

Includes a total of 105,000 outstanding options, comprised of:

●	On November 29, 2021, pursuant to the 2015 Plan, the Company granted Ms. Pei an aggregate of 150,000 performance-based stock options to purchase the Company’s common stock. Subject to continued service and attainment of the performance goals relating to the Company’s operating results for each of the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025, the options will vest semi-annually in 10 equal installments over a 5-year period with the first vesting on May 30, 2022. The options will expire on the 70-month anniversary of the grant date. The performance goals for 2021 were met, resulting in vesting of 15,000 options on May 30 and November 30, 2022, respectively. However, the performance criteria for 2022, 2023 or 2024 were not met, and thus, no additional portion of the option was vested; and

●	Also, on April 11, 2023, pursuant to the 2015 plan, the Company granted Ms. Xiangyu Pei an aggregate of 100,000 options to purchase common stock. The options vest in four equal installments semi-annually with the first installment (25,000) vesting on June 30, 2024, the second installment (25,000) vesting on December 31, 2024 and the third installment (25,000) vesting on June 30, 2025.

(7)

On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Jiewei Li an aggregate of 10,000 restricted share units of the Company’s common stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively.

Includes a total of 19,000 outstanding options, comprised of:

●	On November 29, 2021, Mr. Jiewei Li was granted an option to purchase 20,000 shares of common stock. The option vests in 10 equal semi-annual installments based on the Company’s satisfaction of certain performance criteria for each of the fiscal year ending December 31, 2021, 2022, 2023, 2024 and 2025. The performance criteria for 2021 were met, resulting in vesting of 2,000 options on each of May 30, 2022 and November 30, 2022. The performance criteria for 2022 or 2023 were not met, and thus, no additional portion of the option was vested; and

●	On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Jiewei Li an aggregate of 20,000 options to purchase common stock. The options vest in four equal installments semi-annually with the first installment (5,000) vesting on June 30, 2024, the second installment (5,000) vesting on December 31, 2024 and the third installment (5,000) vesting on June 30, 2025.

(8)

On June 30, 2015, Mr. Yunfei Li was granted 30,000 restricted shares of the Company’s common stock, under the 2015 Plan. The restricted shares vest over a three-year period in 12 equal quarterly installments with the first vesting date on June 30, 2015. On April 19, 2016, pursuant to the 2015 Plan, the Company granted Mr. Yunfei Li an aggregate of 150,000 restricted shares of the Company’s common stock. The restricted shares vest semi-annually in 6 equal installments over a three-year period with the first vesting on December 31, 2016. On February 17, 2017, we signed a letter of understanding with each of eight individual investors, including our former CEO, Mr. Yunfei Li, whereby these stockholders agreed in principle to subscribe for new shares of our common stock totaling $10 million. The issue price would be determined with reference to the market price prior to the issuance of new shares. In January 2017, the stockholders paid us a total of $2.1 million as refundable deposits, among which, Mr. Yunfei Li agreed to subscribe new shares totaling $1.12 million and pay a refundable deposit of $0.2 million. In April and May 2017, we received cash of $9.6 million from these stockholders. On May 31, 2017, we entered into a securities purchase agreement with these investors, pursuant to which we agreed to issue an aggregate of 6,403,518 shares of common stock to these investors, at a purchase price of $1.50 per share, for an aggregate price of $9.6 million, including 746,018 shares for Mr. Yunfei Li, our former CEO. On June 22, 2017, we issued the shares to the investors.

On August 23, 2019, pursuant to the 2015 Plan, the Company granted Mr. Yunfei Li an aggregate of 400,000 restricted share units of the Company’s common stock. The share units vest semi-annually in 6 equal installments over a three-year period with the first vesting on September 30, 2019.

On April 11, 2023, pursuant to the 2015 plan, the Company granted Mr. Yunfei Li an aggregate of 150,000 restricted share units of the Company’s common stock. The share units vest in two equal installments on June 30 and December 31, 2023, respectively.

(9)	On January 7, 2019, we entered into a cancellation agreement with Mr. Yunfei Li and Mr. Dawei Li, who loaned an aggregate of approximately $5.2 million (the “First Debt”) to the Company’s subsidiary, CBAK Power. Pursuant to the terms of the cancellation agreement, the creditors agreed to cancel the First Debt in exchange for an aggregate of 5,098,040 shares of common stock of the Company at an exchange price of $1.02 per share. According to the amount of loan, 3,431,373 and 1,666,667 shares were issued to Mr. Dawei Li and Mr. Yunfei Li, respectively. Upon receipt of the shares, the creditors released the Company from any claims, demands and other obligations relating to the First Debt.

(10)	On April 27, 2020, the Company entered into a cancellation agreement with Mr. Yunfei Li, Mr. Ping Shen and Asia EVK (the creditors), who loaned an aggregate of approximately $4.3 million to CBAK Power (the “Sixth Debt”). Pursuant to the terms of the cancellation agreement, Mr. Yunfei Li, Mr. Ping Shen and Asia EVK agreed to cancel the Sixth Debt in exchange for 2,062,619, 4,714,557 and 2,151,017 shares of common stock, respectively, at an exchange price of $0.48 per share. Upon receipt of the shares, the creditors released the Company from any claims, demands and other obligations relating to the Sixth Debt.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

PROPOSAL 1. - ELECTION OF DIRECTORS

Our Board of Directors is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board of Directors are kept informed of the Company’s business by participating in Board of Directors and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

Effective December 8, 2006, Article V of the Company’s articles of incorporation was amended so that the number of our directors shall be determined in accordance with our Bylaws instead of in accordance with provisions contained in our articles of incorporation. At the Annual Meeting, five (5) directors will be elected, each to hold office until the next annual meeting of stockholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board of Directors at the Annual Meeting are listed in the table below. Each of the nominees is a current director of the Company.

If, as a result of circumstances not now known or foreseen, any of the nominees is unavailable to serve as a nominee for the office of Director at the time of the Annual Meeting, the holders of the proxies solicited by this proxy statement may vote those proxies either (i) for the election of a substitute nominee who will be duly designated by the proxy holders or by the present Board of Directors or (ii) for the balance of the nominees, leaving a vacancy. Alternatively, the size of the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a Director. To be elected, each of the five nominees proposed for election as directors at the Annual Meeting must receive at least a plurality of the votes cast at the Annual Meeting.

Proxies submitted on the accompanying proxy card will be voted for the election of the nominees listed below, unless the proxy card is marked otherwise.

Director Selection

There have been no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors since such procedures were last disclosed. As provided in its Charter, the Nominating and Corporate Governance Committee of the Company’s Board of Directors is responsible for identifying individuals qualified to become Board members and recommending to the Board nominees for election as directors. The Nominating and Corporate Governance Committee considers recommendations for director nominees, including those submitted by the Company’s stockholders, on the bases described below. Stockholders may recommend nominees by writing to the Nominating and Corporate Governance Committee c/o the Secretary at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, 116450, China; via email at IR@cbak.com.cn; or via fax at (86)411-39185980. Stockholder recommendations will be promptly provided to the chairman of the Nominating and Corporate Governance Committee. To be considered by the Nominating and Corporate Governance Committee for inclusion in the proxy for the 2026 annual meeting, recommendations must be received by the Secretary of the Company not later than the close of business on December 31, 2025.

In identifying and evaluating nominees, the Nominating and Corporate Governance Committee may consult with the other Board members, management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating and Corporate Governance Committee assesses the requisite skills and qualifications of nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee may take into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business and technology; the international nature of the Company’s operations; educational and professional background; and personal accomplishment. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. The Nominating and Corporate Governance Committee also ensures that a majority of nominees would be “independent directors” as defined under the applicable rules of the SEC and NASDAQ. For a description of the qualifications that the Nominating and Corporate Governance Committee seeks in potential nominees, please see “Director Qualifications” below.

The Board of Directors recommends a vote FOR the election of the nominees listed below.

The names, the positions with the Company and the ages as of the Record Date of the individuals who are our nominees for election as directors are:

Name	Age	Position/s	Director Since
Jiewei Li	35	Director, Chief Financial Officer and Secretary	May 2025
Xiangyu Pei	35	Director	September 2021
Jianjun He	53	Director	November 2013
J. Simon Xue	71	Director	February 2016
Martha C. Agee	70	Director	November 2012

Director Qualifications

Qualifications, Attributes, Skills and Experience to be Represented on the Board of Directors as a Whole

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Nominating and Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating and Corporate Governance Committee also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board and the Nominating and Corporate Governance Committee require that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company’s services are performed in various countries and in significant areas of future growth located outside of the United States. Accordingly, the Board believes that international experience or specific knowledge of key geographic growth areas and diversity of professional experiences should be represented on the Board. In addition, the Company’s business is multifaceted and involves complex financial transactions. Therefore, the Board believes that the Board should include some Directors with a high level of financial literacy and some Directors who possess relevant business experience. Our business involves complex technologies in a highly specialized industry. Therefore, the Board believes that extensive knowledge of the Company’s business and industry should be represented on the Board.

Biographical Information and Summary of Qualifications of Nominees for Director and Summary of Qualifications of Directors

Jiewei Li has served as our Chief Financial Officer and Secretary of the Company since August 2023, and as our director since May 2025. Mr. Li has also been the Company’s investor relations manager since 2021. Prior to joining the Company, from 2018 to 2021, Mr. Li had worked at multiple fund management companies in China where he focused on structuring various investment products. Before that, from 2014 to 2018, he had worked for several renowned American real estate developers in their fund management departments, responsible for capital market affairs. Mr. Li received a Master’s Degree in Political and Public Administration from the Chinese University of Hong Kong in 2014.

Director Qualifications: The Board believes that Mr. Jiewei Li is qualified to continue serving as a director in light of his extensive experience in finance, capital markets and corporate governance, coupled with the deep institutional knowledge he has gained through his roles as Chief Financial Officer, Secretary and Investor Relations manager of the Company.

Xiangyu Pei served as our Interim Chief Financial Officer from August 23, 2019 to August 22, 2023. After resigning as our Interim Chief Financial Officer, she has continued to serve in our finance department. Prior to that, she served as the financial controller of the Company’s subsidiary, CBAK Power since 2017. Ms. Pei was also the Company’s secretary from 2017 to August 2023. While serving as our Interim Chief Financial Officer, she oversaw auditing, accounting, financial reporting and investor relations for the Company. Ms. Pei received a PhD in World Economics from Jilin University in China.

Director Qualifications: Having served at the Company since 2017, Ms. Pei brings to the Board of Directors substantial experience in various aspects of our business and industry and strong management skills.

Jianjun He has served as our director since November 4, 2013. Mr. He has more than 16 years of experience in accounting and finance and is an associate member of the Chinese Institute of Certificate Public Accounts. Mr. He has been the Managing Director of Jilin Cybernaut Lvke Investment and Management Co., Ltd., an investment consulting firm in China, since January 1, 2013. From June 30, 2009 to December 31, 2012, Mr. He served as the Chief Financial Officer of THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT Heat”), a provider of heat exchangers and heat exchange solutions in China. Mr. He was the Chief Financial Officer of Siping City Juyuan Hanyang Plate Heat Exchanger Co. Ltd, a wholly owned subsidiary of THT Heat from 2007 to December 2012. From 1999 to 2007, Mr. He worked as senior financial officer in Jilin Grain Group, a state-owned enterprise engaged in the grain processing and trading business. Mr. He graduated from Changchun Taxation College in 1995 with a bachelor’s degree in auditing and obtained a master’s degree from Jilin University in 2005.

Director Qualifications: Mr. He, Chair of the Nominating and Corporate Governance Committee, has more than 15 years of experience in accounting and finance and is an associate member of the Chinese Institute of Certificate Public Accounts. He also has more than three years’ experience acting as CFO of a Nasdaq listed company.

J. Simon Xue has served as our director since February 1, 2016. Dr. Xue has approximately 40 years of experience in nuclear chemistry, solid state chemistry, superconductivity and materials for Lithium ion batteries. Within his research career, he has spent 21 years in the research and development of Lithium ion battery. Dr. Xue is retired but remains a member of energy storage strategic division of the Expert Committee for “Chinese Industrial Association of Power Sources”, energy storage strategic division. Prior to that, Dr. Xue was a director of Altair Nanotechnologies Inc., a Delaware company, between August 2011 and April 2012. From 2010 to 2011, he served as the chief executive officer of Yintong Energy Co., Ltd., a subsidiary of Canon Investment Holdings Ltd. Dr. Xue has also held positions at Ultralife, Duracell, B&K Electronics Co., Ltd., Valence Energy-Tech (Suzhou) Co., A123 Systems Inc. and International Battery Inc. He enjoys an extensive reputation in the whole product chain of lithium ion battery in China, including materials, equipment, cell manufacturing and testing. He has authored or co-authored over 50 scientific articles, 12 patents relevant to battery chemistry and materials and participated, presented and hosted more than 30 battery or material related international conferences. Dr. Xue completed his Ph.D. program in Solid State Chemistry in McMaster University in 1992.

Director Qualifications: Dr. Xue, Chair of the Compensation Committee, has approximately 40 years of experience in nuclear chemistry, solid state chemistry, superconductivity and materials for lithium-ion batteries. Within his research career, he has spent 21 years in the research and development of lithium-ion battery.

Martha C. Agee has served as our director since November 15, 2012. Since 1997, Ms. Agee has been a senior lecturer of business law at Hankamer School of Business of Baylor University where she teaches courses in the Legal Environment of Business, International Business Law, and Healthcare Law & Ethics for graduate and undergraduate students. Prior to that, Ms. Agee practiced law from 1988 to 1996. Ms. Agee obtained her bachelor’s degree in accounting in 1976 and Juris Doctorate degree in 1988 from Baylor University.

Director Qualifications: Ms. Agee, Chair of the Audit Committee, was previously Certified Public Accountant, worked as Chief Accountant for a political sub-division for five and a half years and worked as Supervisor of Accounting for a large retail chain with the responsibilities included hiring, training, and supervision of accounting staff; preparation and analysis of 17 monthly financial statements and quarterly consolidated financial statements; budgeting, and internal auditing.

Each director holds office until the earlier of his or her death, resignation, removal from office by the stockholders, or his or her respective successor is duly elected and qualified. There are no arrangements or understandings between any of our nominees or directors and any other person pursuant to which any of our nominees or directors have been selected for their respective positions. No nominee or director is related to any executive officer or any other nominee or director.

No director of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no family relationships among our directors or officers.

Other than as described above, no director has held any directorship during the past five years with any other public company.

For information as to the shares of the common stock held by each nominee, see “Securities Ownership of Certain Beneficial Owners and Management” above.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been the subject of the follow events, during the past ten years:

1)	A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2)	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)	The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4)	The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3)i in the preceding paragraph or to be associated with persons engaged in any such activity;

5)	Was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

6)	Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7)	Was the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any federal or state securities or commodities law or regulation; or

ii.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8)	Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

Our Board of Directors has determined that each of our non-employee directors, Mr. Xue, Ms. Agee and Mr. He, is an “independent director” as defined by the applicable rules of the SEC and NASDAQ. Each of our non-employee directors serves on the Board’s committees, and therefore all of the members of our board committees are independent as defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. There were and are no transactions, relationships or arrangements not otherwise disclosed in this Proxy Statement that were considered by the Board of Directors under the applicable independence definitions in determining that each of these directors is independent.

Governance Structure

The Company’s Board of Directors presently is comprised of five members: Jiewei Li, Xiangyu Pei, Martha C. Agee, J. Simon Xue and Jianjun He. At this time, the directors have determined that the best interests of the Company and its shareholders are served by operating without a designated Chair, thereby encouraging a collegial decision-making environment in which each director participates on an equal footing in setting agendas, presiding at meetings on a rotating basis, and providing strategic oversight. The Board reviews its leadership framework at least annually, and, should circumstances warrant—such as a significant change in the Company’s operations, strategy, or governance requirements—the directors are prepared to elect a Chair in accordance with its governing documents then in effect. Until such time, the Board believes that its current structure promotes balanced governance, facilitates open dialogue, and enhances accountability among all directors.

The Board of Directors’ Role in Risk Oversight

The Board of Directors oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board of Directors seeks to understand and oversee critical business risks. The Board of Directors does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board of Directors. The Board of Directors and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board of Directors, Board Committees and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

●	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function. The Audit Committee members meet separately with representatives of the Company’s independent auditing firm;

●	The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation; and

●	The Nominating and Corporate Governance Committee evaluates risk associated with management decisions and strategic direction and reports concerns to the full Board. In addition, this committee evaluates the performance of independent directors and makes suggestions to the full Board concerning director qualifications and number of independent directors. The committee also oversees the Company’s ethics programs, including the Code of Business Ethics and Conduct.

Required Vote

To be elected, each nominee for director must receive at least a plurality of the votes cast at the Annual Meeting (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of the nominees set forth in Proposal 1.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Committees

Our Board of Directors currently has three standing Committees which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Nominating and Corporate Governance Committee. Each of the three standing Committees is comprised entirely of independent directors as that term is defined under the NASDAQ listing standards applicable to each of these committees. From time to time, the Board may establish other committees.

During the fiscal year ended December 31, 2024, the Board held two (2) meetings and took action by unanimous written consent four (4) times. Each of our directors serving on the Board during 2024 attended at least 75% of the meetings held by the Board and by the committees on which such director served during 2024. We do not have a policy requiring Board members to attend the annual meeting of our stockholders. Two members of the Board attended our 2024 annual meeting of stockholders.

Each committee acts pursuant to written charters approved by the Board. Each of the charters for our Audit, Compensation and Nominating and Corporate Governance Committees contains a definition for determining whether members of the respective Committee are independent for purposes of that committee. Current copies of these charters are posted on our Internet website at www.cbak.com.cn.

Audit Committee

Our Audit Committee consists of three members: Martha C. Agee, J. Simon Xue and Jianjun He. Pursuant to the determination of our Board of Directors, Ms. Agee serves as the chair of the Audit Committee and as our Audit Committee financial expert as that term is defined by the applicable SEC rules. Each director who has served or is serving on our Audit Committee was or is “independent” as that term is defined under the NASDAQ listing rules for Audit Committee members at all times during their service on such Committee.

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees our accounting and financial reporting processes and the audits of the financial statements of our company. During the fiscal year ended December 31, 2024, the Audit Committee held four (4) meetings and took action by unanimous written consent one (1) time. The Audit Committee is responsible for, among other things:

●	the appointment, compensation, retention and oversight of the work of the independent auditor;

●	reviewing and pre-approving all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed by the independent auditor;

●	reviewing and approving all proposed related-party transactions;

●	discussing the interim and annual financial statements with management and our independent auditors;

●	reviewing and discussing with management and the independent auditor (a) the adequacy and effectiveness of the Company’s internal controls, (b) the Company’s internal audit procedures, and (c) the adequacy and effectiveness of the Company’s disclosure controls and procedures, and management reports thereon;

●	reviewing reported violations of the Company’s code of conduct and business ethics; and

●	reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on the Company or that are the subject of discussions between management and the independent auditors.

Compensation Committee

Our Compensation Committee consists of three members: Martha C. Agee, J. Simon Xue and Jianjun He, with Mr. Xue serving as chair. Each director who has served or is serving on our Compensation Committee was or is “independent” as that term is defined under the NASDAQ listing rules at all times during their service on such Committee. The Compensation Committee did not hold meetings during the fiscal year ended December 31, 2024 and took action by unanimous written consent two (2) times during the fiscal year ended December 31, 2024.

The purpose of our Compensation Committee is to discharge the responsibilities of the Company’s Board of Directors relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, if required, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans. Our chief executive officer may not be present at any Compensation Committee meeting during which his compensation is deliberated. The Compensation Committee is responsible for, among other things:

●	reviewing and approving the compensation structure for corporate officers at the level of corporate vice president and above;

●	overseeing an evaluation of the performance of the Company’s executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers;

●	reviewing and approving chief executive officer goals and objectives, evaluate chief executive officer performance in light of these corporate objectives, and set chief executive officer compensation consistent with Company philosophy;

●	making recommendations to the Board regarding the compensation of board members;

●	reviewing and making recommendations concerning long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the Compensation Committee will act on behalf of the Board of Directors as the “Committee” established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Compensation Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three members: Martha C. Agee, J. Simon Xue and Jianjun He, with Mr. He serving as chair. Each director who has served or is serving on our Nominating and Corporate Governance Committee was or is “independent” as that term is defined under the NASDAQ listing rules at all times during their service on such Committee. The Nominating and Corporate Governance Committee did not hold meetings during the fiscal year ended December 31, 2024 and took action by unanimous written consent one (1) time during the fiscal year ended December 31, 2024.

The purpose of the Nominating and Corporate Governance Committee is to determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its members. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	annually presenting to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of stockholders, and for appointment to the committees of the Board;

●	annually reviewing the composition of each committee and present recommendations for committee memberships to the Board as needed; and

●	annually evaluating and reporting to the Board of Directors on the performance and effectiveness of the Board of Directors to facilitate the directors fulfillment of their responsibilities in a manner that serves the interests of the Company’s shareholders.

Code of Business Ethics and Conduct

We have adopted a Code of Business Ethics and Conduct relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. A copy of the Code of Business Conduct and Ethics has been filed as Exhibit 14.1 to our Quarterly Report on Form 10-Q filed on August 22, 2006 and is hereby incorporated by reference into this annual report. The Code of Business Conduct and Ethics is also available on our website at www.cbak.com.cn. During the fiscal year ended December 31, 2024, there were no amendments to or waivers of our Code of Business Ethics and Conduct. If we effect an amendment to, or waiver from, a provision of our Code of Business Ethics and Conduct, we intend to satisfy our disclosure requirements by posting a description of such amendment or waiver on our Internet website at www.cbak.com.cn or via a current report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024

The Audit Committee of the Board is comprised of three non-employee Directors, each of whom has been determined by the Board to be “independent” meeting the independence requirements of the Listing Rules of NASDAQ and the SEC. The Board has determined, based upon an interview of Martha Agee and a review of Ms. Agee’s responses to a questionnaire designed to elicit information regarding her experience in accounting and financial matters, that Ms. Agee shall be designated as an “Audit Committee financial expert” within the meaning of SEC Regulation S-K, as Ms. Agee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in her financial sophistication. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the audit process, and internal controls. The Audit Committee operates pursuant to a written charter adopted by the Board. The Audit Committee is responsible for overseeing the corporate accounting and financing reporting practices, recommending the selection of the Company’s registered public accounting firm, reviewing the extent of non-audit services to be performed by the auditors, and reviewing the disclosures made in the Company’s periodic financial reports. The Audit Committee also reviews and recommends to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2024. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard and the SEC. In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm, ARK Pro CPA & Co, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based on the review and discussions referred to above, the Audit Committee had recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

/s/ The Audit Committee
Martha C. Agee, Chair
J. Simon Xue
Jianjun He

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named executive officers for services rendered in all capacities during the noted periods. No other executive officers received total compensation in excess of $100,000 during the fiscal year ended December 31, 2024.

			Stock	Option
		Salary	Awards	Awards	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)(3)	($)
Yunfei Li	2023	150,913	170,250	-	321,164
Former Chief Executive Officer(4)	2024	99,271	-	56,468	155,739

Zhiguang Hu	2023	43,585	17,025	-	60,610
Chief Executive Officer(5)	2024	121,387	-	11,294	132,681

Jiewei Li	2023	67,958	11,350	-	79,308
Chief Financial Officer and Secretary(6)	2024	91,047	-	7,529	98,576

Xiangyu Pei	2023	87,744	56,750	-	144,494
Director and Former Interim Chief Financial Officer(7)	2024	100,587	-	37,645	138,232

(1)	The amounts reported in this table have been converted from RMB to U.S. dollars based on the average conversion rate between the U.S. dollar and RMB for the applicable fiscal year, or $1.00 to RMB7.1913 (fiscal year 2024 exchange rate) and $1.00 to RMB7.0719 (fiscal year 2023 exchange rate).

(2)	The value of performance-vesting stock options is computed assuming achievement of performance goals based on probable outcomes of such performance goals under ASC Topic 718. Amount shown does not reflect compensation actually received or that may be realized in the future by the recipients. In accordance with SEC regulations, such amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. This performance-based option award is subject to performance and service-vesting requirements. See Note 25 of the Notes to Consolidated Financial Statements in our Form 10-K for information, including assumptions made, regarding the valuation of equity awards.

(3)	On November 29, 2021, the Company granted (i) Mr. Yunfei Li performance-based options to purchase a total of 200,000 shares of common stock, (ii) Mr. Jiewei Li performance-based options to purchase a total of 20,000 shares of common stock, and (iii) Ms. Xiangyu Pei performance-based options to purchase a total of 150,000 shares of common stock, under the Company’s 2015 Equity Incentive Plan, with an exercise price of $1.96 per share.

(4)

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted 150,000 restricted share units (the “RSUs”) to Mr. Yunfei Li. Each RSU represents a contingent right to receive one share of common stock. The RSUs vested in two equal installments on June 30 and December 31, 2023, respectively.

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted Mr. Yunfei Li an option to purchase 300,000 shares of common stock. The option vest in four equal installments semi-annually with the first installment vesting on June 30, 2024 and the second installment vesting on December 31, 2024.

(5)

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted 15,000 RSUs to Mr. Zhiguang Hu. Each RSU represents a contingent right to receive one share of common stock. The RSUs vested in two equal installments on June 30 and December 31, 2023, respectively.

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted Mr. Zhiguang Hu an option to purchase 30,000 shares of common stock. The option vest in four equal installments semi-annually with the first installment vesting on June 30, 2024 and the second installment vesting on December 31, 2024.

(6)

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted 10,000 RSUs to Mr. Jiewei Li. Each RSU represents a contingent right to receive one share of common stock. The RSUs vested in two equal installments on June 30 and December 31, 2023, respectively.

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted Mr. Jiewei Li an option to purchase 20,000 shares of common stock. The option vest in four equal installments semi-annually with the first installment vesting on June 30, 2024 and the second installment vesting on December 31, 2024.

(7)

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted 50,000 RSUs to Ms. Pei. Each RSU represents a contingent right to receive one share of common stock. The RSUs vested in two equal installments on June 30 and December 31, 2023, respectively.

On April 11, 2023, pursuant to the CBAK Energy Technology, Inc. 2015 Equity Incentive Plan, the Company granted Ms. Pei an option to purchase 100,000 shares of common stock. The option vest in four equal installments semi-annually with the first installment vesting on June 30, 2024 and the second installment vesting on December 31, 2024.

Summary of Employment Agreements

The base salary shown in the Summary Compensation Table is described in each named executive officer’s respective employment agreement. The material terms of those employment agreements are summarized below.

We entered into employment agreements with three-year initial terms with our named executive officers in the form of our standard employment agreements. Each of our standard employment agreements is automatically extended by a year at the expiration of the initial term and at the expiration of every one-year extension, until terminated in accordance with the termination provisions of the agreements, which are described below.

Our standard employment agreement permits us to terminate the executive’s employment for cause, at any time, without notice or remuneration, for certain acts of the executive, including but not limited to a conviction or plea of guilty to a felony, negligence or dishonesty to our detriment and failure to perform agreed duties after a reasonable opportunity to cure the failure. An executive may terminate his employment upon one month’s written notice if there is a material reduction in his authority, duties and responsibilities or if there is a material reduction in his annual salary before the next annual salary review. Furthermore, we may terminate the executive’s employment at any time without cause by giving one month’s advance written notice to the executive officer. If we terminate the executive’s employment without cause, the executive will be entitled to a termination payment of up to three months of his or her then base salary, depending on the length of such executive’s employment with us. Specifically, the executive will receive salary continuation for: (i) one month following a termination effective prior to the first anniversary of the effective date of the employment agreement; (ii) two months following a termination effective prior to the second anniversary of the effective date; and (iii) three months following a termination effective prior to or any time after the third anniversary of the effective date. The employment agreements provide that the executive will not participate in any severance plan, policy, or program of the Company.

Our standard employment agreement contains customary non-competition, confidentiality, and non-disclosure covenants. Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment, any confidential information, technical data, trade secrets and know-how of our company or the confidential information of any third party, including our affiliated entities and our subsidiaries, received by us. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice and to assign all right, title and interest in them to us. In addition, each executive officer has agreed to be bound by non-competition restrictions set forth in his or her employment agreement. Specifically, each executive officer has agreed not to, while employed by us and for a period of one year following the termination or expiration of the employment agreement,

●	approach our clients, customers or contacts or other persons or entities, and not to interfere with the business relationship between us and such persons and/or entities;

●	assume employment with or provide services as a director for any of our competitors, or engage in any business which is in direct or indirect competition with our business; or

●	solicit the services of any of our employees.

Outstanding Equity Awards at Fiscal Year-End 2024

The following table sets forth the equity awards outstanding at December 31, 2024 for each of our named executive officers. As of December 31, 2024, there were no outstanding stock awards for named executive officers.

		Option Awards
				Equity
				incentive
				plan
				awards:
				Number of
		Number of	Number of	securities
		securities	securities	underlying
		underlying	underlying	unexercised	Option
		unexercised	unexercised	unearned	exercise	Option
		options (#)	options (#)	options	price	expiration
Name	Grant Date	exercisable	unexercisable	(#)	($)	date
Yunfei Li, Former	11/29/2021	40,000	-	-	1.96	09/26/2027
Chief Executive Officer	4/11/2023	75,000	-	-	0.978	06/22/2029

Zhiguang Hu,	4/11/2023	15,000	-	15,000	0.978	06/22/2029
Chief Executive Officer

Jiewei Li,	11/29/2021	4,000	-	8,000	1.96	09/26/2027
Chief Financial Officer	4/11/2023	10,000	-	10,000	0.978	06/22/2029

Xiangyu Pei,
Director and Former Interim	11/29/2021	30,000	-	60,000	1.96	09/26/2027
Chief Financial officer	4/11/2023	50,000	-	50,000	0.978	06/22/2029

Pay versus Performance

We believe that performance-based compensation leads to results that are consistent with stockholder and customer interests.

For each covered fiscal year, these are the names of the CEO and each non-CEO Named Executive Officers whose compensation is included in the Pay versus Performance table below:

Year	CEO	Non-CEO NEOs
2024	Zhiguang Hu, Yunfei Li	Jiewei Li, Xiangyu Pei
2023	Yunfei Li	Jiewei Li, Xiangyu Pei
2022	Yunfei Li	Xiangyu Pei

The table below provides pay and performance data for the three most recently completed fiscal years. The use of the term “compensation actually paid” (“CAP”) is required and defined by the SEC’s rules and does not reflect the actual amount of compensation earned or paid during the applicable year.

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(1)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs(2)	Value of $100 Investment Based on: Company Total Shareholder Return	Net Income (Loss)

2024	$288,420	$229,744	$118,404	$97,182	$18.58	$9,585,150

2023	321,164	548,962	79,308	93,757	20.75	$(8,539,327)

2022	177,658	235,853.85	115,556	155,306.32	$19.57	$(11,327,811)

(1)	Amounts deducted or added to calculate the compensation actually paid to Yunfei Li and Zhiguang Hu for each of the following fiscal years

For CEO

Year	Summary compensation table total	Less: Summary compensation table total equity (stock awards + option awards)	Plus: FV as of fiscal year end of stock and option awards granted in covered year	Plus: Change in FV of outstanding unvested stock and option awards from prior years	Plus: Change in FV of stock and option awards from prior years that vested in the covered year	Plus: For awards granted in the covered year that vested during the covered year	Less: FV at prior fiscal year-end of stock and option awards forfeited during the covered year	Compensation actually paid
	$	$	$	$	$	$	$	$
2024	288,420	(4,817)	-	(7,776)	(1,926)	-	(44,157)	229,744
2023	321,164	-119,832	-199,536	-559	-	170,250	-21,957	548,962
2022	177,658	-5,678	-	45,207	18,667	--	-	235,854

(2)	Amounts deducted or added to calculate the compensation actually paid to other NEOs, on average, for each of the following fiscal years

Average
Non-CEO
NEOs

Year	Summary compensation table total	Less: Summary compensation table total equity (stock awards + option awards)	Plus: FV as of fiscal year end of stock and option awards granted in covered year	Plus: Change in FV of outstanding unvested stock and option awards from prior years	Plus: Change in FV of stock and option awards from prior years that vested in the covered year	Plus: For awards granted in the covered year that vested during the covered year	Less: FV at prior fiscal year- end of stock and option awards forfeited during the covered year	Compensation actually paid
	$	$	$	$	$	$	$	$
2024	118,404	(9,634)	-	1,647	(3,852)	-	(9,383)	97,182
2023	79,308	-7,989	13,302	-56	-	11,350	-2158	93,757
2022	115,556.00	-2,555.00	0	33,905.32	8,400.00	-	-	155,306.32

Relationship between Financial Performance Measures and Executive Compensation Actually Paid

As illustrated in the above table, for the fiscal year ended December 31, 2024, the summary compensation table total for our PEO and average summary compensation table for our non-PEO NEOs were $288,420 and $118,404, respectively. The amounts actually paid to our PEO and average amounts actually paid to our non-PEO NEOs based on CAP were also $229,744 and $97,182, respectfully. During such period, the cumulative TSR of our common stock for an initial fixed $100 investment was $60.26.

For the fiscal year ended December 31, 2023, the summary compensation table total for our PEO and average summary compensation table for our non-PEO NEOs were $321,164 and $79,308, respectively, and the amounts actually paid to our PEO and average amounts actually paid to our non-PEO NEOs based on CAP were $548,962 and $93,757, respectfully. During such period, the cumulative total shareholder return (“TSR”) of our common stock for an initial fixed $100 investment was $67.31.

For the fiscal year ended December 31, 2022, the summary compensation table total for our PEO and average summary compensation table for our non-PEO NEOs were $177,658 and $115,556, respectively, and the amounts actually paid to our PEO and average amounts actually paid to our non-PEO NEOs based on CAP were $235,853.85 and $155,306.32, respectfully. During such period, the cumulative total shareholder return (“TSR”) of our common stock for an initial fixed $100 investment was $63.46.

The Company’s fiscal 2022 net loss of $11,327,811 decreased to a net loss of $8,539,327 in fiscal 2023. The Company’s net loss increased to $9,585,150 in fiscal 2024.

Compensation of Directors

On April 11, 2023, pursuant to the 2015 Plan, each of our independent directors was granted 10,000 restricted share units, or RSUs, of the Company’s common stock, which vested in two equal installments on June 30 and December 31, 2023, respectively. On the same date, each of our independent directors was granted an option to purchase 20,000 shares of common stock, which vest in four equal installments semi-annually with the first installment vesting on June 30, 2024 and the second installment vesting on December 31, 2024.

The following table sets forth the total compensation earned by our non-employee directors during our fiscal year ended December 31, 2024:

	Fees
	Earned or
	Paid in	Option
	Cash	Awards	Total
Name	($)	($)	($)
J. Simon Xue	20,000	3,900	23,900
Martha C. Agee	20,000	3,900	23,900
Jianjun He	20,000	3,900	23,900

We do not maintain a medical, dental or retirement benefits plan for the directors.

Except as otherwise disclosed, we have not compensated, and will not compensate our non-independent directors for serving as our directors, although they are entitled to reimbursements for reasonable expenses incurred in connection with attending our board meetings.

The directors may determine remuneration to be paid to the directors with interested members of the Board refraining from voting. The Compensation Committee will assist the directors in reviewing and approving the compensation structure for the directors.

Securities Authorized for Issuance Under Equity Compensation Plans

2015 Equity Incentive Plan (the “2015 Plan”)

The 2015 Plan has expired as of the date of this proxy statement.

The following table sets forth certain information about the securities authorized for issuance under the 2015 Plan as of December 31, 2024. Options exercisable for all of the securities shown in column (a) below were granted under our 2015 Plan.

Number of
securities
remaining
	Number of		available for
	securities to		future
	be issued upon	Weighted- average	issuance under equity
	exercise of	exercise price	compensation
	outstanding options,	of outstanding options,	plans (excluding
	warrants	warrants	securities
	and rights	and rights	reflected in
	(a)	(b)	column

Equity compensation plans approved by security holders	2,890,128	$1.33	3,850,311

Equity compensation plans not approved by security holders	-	-	-

Total	2,890,128	$1.33	3,850,311

(a)	Amounts include 2,890,128 outstanding options.

(b)	The weighted-average exercise price is calculated based solely on the exercise price of the outstanding options and does not reflect shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

On June 12, 2015, shareholders of the Company approved the 2015 Plan for employees, directors and consultants of the Company and its affiliates. The maximum aggregate number of shares that may be issued under the 2015 Plan is ten million (10,000,000) shares.

On June 30, 2015, pursuant to the 2015 Plan, the Company granted an aggregate of 690,000 restricted shares of the Company’s common stock to certain employees, officers and directors of the Company. In accordance with the vesting schedule of the grant, the restricted shares vest in twelve equal quarterly installments on the last day of each fiscal quarter beginning on June 30, 2015 and ending on March 31, 2018.

On April 19, 2016, pursuant to the 2015 Plan, the Company granted an aggregate of 500,000 restricted shares of the Company’s common stock to certain employees, officers and directors of the Company. The restricted shares vest semi-annually in 6 equal installments over a three-year period with the first vesting on December 31, 2016.

On August 23, 2019, pursuant to the 2015 plan, the Company granted an aggregate of 1,887,000 restricted share units of the Company’s common stock to certain employees, officers and directors of the Company. There are two types of vesting schedules, (i) the share units will vest semi-annually in 6 equal installments over a three-year period with the first vesting on September 30, 2019; (ii) the share units will vest annually in 3 equal installments over a three-year period with the first vesting on March 31, 2020.

On October 23, 2020, pursuant to the Company’s 2015 Plan, the Compensation Committee granted an aggregate of 100,000 restricted share units of the Company’s common stock to an employee of the Company. The restricted shares will vest semi-annually in six equal installments over a three-year period with the first vesting on October 30, 2020.

On November 29, 2021, pursuant to the 2015 Plan, the Compensation Committee granted an aggregate of 2,750,002 performance-based stock options to purchase the Company’s common stock to certain employees, officers and directors of the Company. Subject to continued service and attainment of the performance goals, these options will vest semi-annually in 10 equal installments over a five-year period with the first vesting on May 30, 2022. The options will expire on the 70-month anniversary of the grant date.

On April 11, 2023, pursuant to the 2015 Plan, the Compensation Committee granted an aggregate of (i) 894,000 restricted share units and (ii) 2,124,000 options to purchase the Company’s common stock, to certain employees, officers and directors of the Company. Such restricted share units vested in two equal installments on June 30 and December 31, 2023, respectively. The options vest in four equal installments semi-annually with the first installment vesting on June 30, 2024 and the second installment vesting on December 31, 2024.

On August 22, 2023, pursuant to the 2015 Plan, the Compensation Committee granted an aggregate of (i) 40,000 restricted share units and (ii) 160,000 options to purchase the Company’s common stock, to two employees. Such restricted share units vest in two equal installments on October 15, 2023 and April 15, 2024, respectively. The options vest in four equal installments semi-annually with the first installment vesting on February 15, 2025.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under U.S. securities laws, directors, certain executive officers and persons beneficially owning more than 10% of the Company’s common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC. The SEC has designated specific due dates for these reports. Based solely on our review of copies of such reports filed with the SEC and written representations of our directors and executive offers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The following is a summary of reportable transactions in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under the section “Executive Compensation”).

Name of Entity or Individual	Relationship with the Company
New Era Group Zhejiang New Energy Materials Co., Ltd.	Shareholder of company’s subsidiary
Zhengzhou BAK Battery Co., Ltd	Note a
Shenzhen BAK Battery Co., Ltd (“SZ BAK”)	Former subsidiary and refer to Note b
Shenzhen BAK Power Battery Co., Ltd (“BAK SZ”)	Former subsidiary and refer to Note b
Zhejiang Shengyang Renewable Resources Technology Co., Ltd.	Note c
Fuzhou BAK Battery Co., Ltd	Note d
Zhengzhou BAK Electronics Co., Ltd	Note e
Zhengzhou BAK New Energy Vehicle Co., Ltd	Note f

(a)	Mr. Xiangqian Li, the Company’s former CEO, is a director of Zhengzhou BAK Battery Co., Ltd. Zhengzhou BAK Battery Co., Ltd is a wholly owned subsidiary of BAK SZ.

(b)	Mr. Xiangqian Li, the Company’s former CEO, is a director of Shenzhen BAK Battery Co., Ltd and Shenzhen BAK Power Battery Co., Ltd. On September 27, 2023, Nanjing CBAK New Energy Technology Co., Ltd. (“Nanjing CBAK”) entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with Shenzhen BAK Battery Co., Ltd. (“SZ BAK”), under which SZ BAK shall sell a five percent (5%) equity interest in Shenzhen BAK Power Battery Co., Ltd. (“BAK SZ”) to Nanjing CBAK for a purchase price of RMB260 million (approximately $35.7 million) (note 14).

(c)	On September 27, 2023, Hitrans entered into an Equity Transfer Contract (the “Equity Transfer Contract”) with Mr. Shengyang Xu, pursuant to which Hitrans will initially acquire a 26% equity interest in Zhejiang Shengyang Renewable Resources Technology Co., Ltd. (“Zhejiang Shengyang”) from Mr. Xu, an individual who currently holds 97% of Zhejiang Shengyang, for a price of RMB28.6 million (approximately $3.9 million) (the “Initial Acquisition”). Neither Mr. Xu, nor Zhejiang Shengyang is related to the Company.

(d)	Zhengzhou BAK Battery Co., Ltd has 51% equity interest in Fuzhou BAK Battery Co., Ltd. Zhengzhou BAK Battery Co., Ltd is a wholly owned subsidiary of BAK SZ.

(e)	Mr. Xiangqian Li, the Company’s former CEO, is a director of BAK SZ, which has 95% equity interests in Zhengzhou BAK Electronics Co., Ltd.

(f)	Shenzhen BAK Battery Co., Ltd was the former shareholder of Zhengzhou BAK New Energy Vehicle Co., Ltd to April 10, 2023.

Related party transactions

The Company entered into the following significant related party transactions:

	For the year ended December 31, 2023	For the year ended December 31, 2024
Purchase of batteries from Zhengzhou BAK Battery Co., Ltd	$10,999,732	$7,049,867
Purchase of batteries from Fuzhou BAK Battery Co., Ltd	-	69,133
Purchase of materials from Zhejiang Shengyang	12,725,193	4,352,197
Purchase of materials from Zhejiang Shengyang in relation to non-operating agency-based service	-	1,794,581
Sales of cathode raw materials to Zhengzhou BAK Battery Co., Ltd	27,872,002	18,661,537
Sales of cathode raw materials to BAK SZ	66,560	31,783
Sales of cathode raw materials to Zhengzhou BAK Electronics Co., Ltd	590,834	388,430
Sales of batteries to Fuzhou BAK Battery Co., Ltd	105,010	76,090
Sales of batteries to Zhengzhou BAK Battery Co., Ltd	-	12,232

Related party balances

Apart from the above, the Company recorded the following significant related party balances as of December 31, 2023 and 2024:

Receivables from former subsidiary

	December 31, 2023	December 31, 2024
Receivables from BAK SZ	$74,946	$12,399

Balance as of December 31, 2023 and 2024 represented trade receivable for sales of cathode raw materials to BAK SZ.

Other balances due from / (to) related parties

	December 31, 2023		December 31, 2024
Trade receivable, net – Zhengzhou BAK Battery Co., Ltd (i)		$12,441,715	$5,970,184
Trade receivable, net – Zhengzhou BAK Electronics Co., Ltd. (ii)		$226,143	$135,012
Bills receivable – Issued by Zhengzhou BAK Battery Co., Ltd (iii)		$-	$459,905
Prepayment to supplier – Zhengzhou BAK Battery Co., Ltd (iv)		$-	$3,738,228
Prepayment to supplier – Zhengzhou BAK New Energy Vehicle Co., Ltd (v)	$		$205,496
Trade payable, net – Zhengzhou BAK Battery Co., Ltd (vi)		$803,685	$66,084
Trade payable, net – Zhejiang Shengyang (vii)		$3,489,324	$1,486,765
Payable for non-operating agency-based service – Zhejiang Shengyang (viii)		$-	$1,338,794
Deposit paid for acquisition of long-term investments – BAK SZ (note 14)		$7,101,492	$15,864,318
Dividend payable to non-controlling interest of Hitrans (note 17)		$1,256,745	$1,221,915

(i)	Representing trade receivable from sales of cathode raw materials to Zhengzhou BAK Battery Co., Ltd. Up to the date of this report, Zhengzhou BAK Battery Co., Ltd. repaid $4.5 million to the Company.

(ii)	Representing trade receivables from sales of cathode raw materials to Zhengzhou BAK Electronics Co., Ltd. Up to the date of this report, Zhengzhou BAK Electronics Co., Ltd repaid $107,064 to the Company.

(iii)	Representing bills receivable issued by Zhengzhou BAK Battery Co., Ltd.as of December 31, 2024 were pledged to bank as security for issuance of bills payable (note 16).

(iv)	Representing the prepayments to Zhengzhou BAK Battery Co., Ltd for purchase of batteries. The balance was not utilized up to the date of this report.

(v)	Representing the prepayments for purchase of raw materials for manufacturing. The contract was cancelled and up to the date of this report, the prepayment was refunded to the Company.

(vi)	Representing trade payables on purchase of batteries. Up to the date of this report, the Company settled nil to Zhengzhou BAK Battery Co., Ltd.

(vii)	Representing trade payables on purchase of materials for manufacturing from Zhejiang Shengyang. Up to the date of this report, the Company settled in full to Zhejiang Shengyang.

(viii)	Representing payables on purchase of materials from Zhejiang Shengyang in relation to non-operating agency-based service. Up to the date of this report, the Company settled $0.7 million to Zhejiang Shengyang.

Payables to a former subsidiary

Payables to a former subsidiary as of December 31, 2023 and 2024 consisted of the following:

	December 31,	December 31,
	2023	2024
Payables to Shenzhen BAK Power Battery Co., Ltd	$(411,111)	$(419,849)

Balance as of December 31, 2023 and 2024 consisted of payables for purchase of inventories from Shenzhen BAK Power Battery Co., Ltd.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

PROPOSAL 2. – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected ARK Pro CPA & Co to serve as the Company’s independent auditors for the fiscal year ending December 31, 2025. We are asking our stockholders to ratify our company’s selection of ARK Pro CPA & Co as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board of Directors is submitting the selection of ARK Pro CPA & Co to our stockholders for ratification as a matter of good corporate governance practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

We expect representatives of ARK Pro CPA & Co to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm’s Fees and Services

On July 18, 2023, the Board of Directors of the Company approved the dismissal of Centurion ZD CPA & Co. (“Centurion”) as independent registered public accounting firm of the Company, and approved the appointment of ARK Pro CPA & Co (“ARK”) as its independent registered public accounting firm.

Audit Fees

Centurion billed us $256,813 for the fiscal year ended December 31, 2023, for professional services rendered for the audit of our annual financial statements, including reviews of the interim financial statements included in our quarterly reports on Form 10-Q and assistance with the Securities Act filings.

ARK billed us $62,000 and $549,819 for the fiscal year ended December 31, 2023 and 2024, respectively, for professional services rendered for the audit of our annual financial statements, including reviews of the interim financial statements included in our quarterly reports on Form 10-Q and assistance with the Securities Act filings.

Audit-Related Fees

We did not engage our principal accountants to provide audit-related services during the years ended December 31, 2023 and 2024.

Tax Fees

We did not engage our principal accountants to provide tax compliance, tax advice or tax planning services during the last two fiscal years.

All Other Fees

We did not engage our principal accountants to render services to us during the last two fiscal years, other than as reported above.

Pre-Approval Policies and Procedures

All auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditors must be approved by the Audit Committee in advance, except non-audit services (other than review and attestation services) if such services fall within exceptions established by the SEC. The Audit Committee will pre-approve any permissible non-audit services to be provided by the Company’s independent auditors on behalf of the Company that do not fall within any exception to the pre-approval requirements established by the SEC. The Audit Committee may delegate to one or more members the authority to pre-approve permissible non-audit services, but any such delegate or delegates must present their pre-approval decisions to the Audit Committee at its next meeting. All of our accountants’ services described above were pre-approved by the Audit Committee or by one or more members under the delegate authority described above.

Required Vote

Ratification of ARK Pro CPA & Co as our Company’s independent registered public accountant for the fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the votes cast (meaning the number of shares of common stock of the Company voted “for” this proposal must exceed the number of shares of common stock voted “against” this proposal). Abstentions will have no effect on this proposal because an abstention does not count as a vote cast. There will be no broker “non-votes” for this proposal because brokers have discretion to vote the shares held for the beneficial owners.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” ratification of the selection of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

OTHER MATTERS

Our Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER COMMUNICATIONS

The Company has a process for stockholders who wish to communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board of Directors, who will determine whether they should be presented to the Board of Directors. The purpose of this screening is to allow the Board of Directors to avoid having to consider irrelevant or inappropriate communications.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Secretary of the Company at BAK Industrial Park, Meigui Street, Huayuankou Economic Zone, Dalian City, 116450, China, no later than December 31, 2025. A proposal which is received after the applicable date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

ANNUAL REPORT ON FORM 10-K

We will furnish without charge to each person solicited by this Proxy Statement, on the written request of such person, a copy of our Annual Report on Form 10-K with any amendments, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Secretary of the Company, at our address listed on the top of page one of this Proxy Statement. A copy of our Annual Report on Form 10-K, with any amendments, is also made available on our website at www.cbak.com.cn after it is filed with the SEC.

November 14, 2025	By Order of the Board of Directors

/s/ Zhiguang Hu
Chief Executive Officer

CBAK ENERGY TECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 29, 2025

Annual Meeting Proxy Card

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of CBAK ENERGY TECHNOLOGY, INC., a Nevada corporation (the “Company”), acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated November 14, 2025, and hereby constitutes and appoints Mr. Zhiguang Hu, the Company’s Chief Executive Officer, and Mr. Jiewei Li, the Company’s Director and Chief Financial Officer, or either of them acting singly in the absence of the other, with full power of substitution in either of them, the proxies of the undersigned to vote with the same force and effect as the undersigned all shares of the Company’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 29, 2025 (the “Annual Meeting”), and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

The undersigned hereby instructs said proxies or their substitutes:

The Board of Directors recommends that you vote FOR the following:

1.	Elect as Directors the nominees listed below:

01 Jiewei Li	FOR ☐	AGAINST ☐	ABSTAIN ☐
02 J. Simon Xue	FOR ☐	AGAINST ☐	ABSTAIN ☐
03 Martha C. Agee	FOR ☐	AGAINST ☐	ABSTAIN ☐
04 Jianjun He	FOR ☐	AGAINST ☐	ABSTAIN ☐
05 Xiangyu Pei	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends that you vote FOR the following:

2.	Ratify the selection of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2025.

FOR ☐	AGAINST ☐	ABSTAIN ☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournment or adjournments thereof.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS (PROPOSAL 1), AND “For” the ratification of the appointment of ARK Pro CPA & Co as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 2). IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING and any adjournment or adjournments thereof.

I (we) acknowledge receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated November 14, 2025, and ratify all that the proxies, or either of them, or their substitutes may lawfully do or cause to be done by virtue hereof and revoke all former proxies.

If you are voting by mail, please sign, date and mail this proxy immediately in the enclosed envelope. You are also permitted and encouraged to vote online by following the instructions on the Notice of Internet Availability of Proxy Materials that was separately mailed to you.

Name

Name (if joint)

Date _____________, 2025

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope, if mailed in the United States.